Filed pursuant to Rule 424(b)(5)
                                            Registration No. 33-83976



            PROSPECTUS SUPPLEMENT
            (To Prospectus dated July 9, 1997)


                                     $300,000,000

                           TEXAS UTILITIES ELECTRIC COMAPNY
                          7.17% Debentures due August 1, 2007
                                   _______________
                       Interest payable February 1 and August 1
                                    ______________

               The Debentures will be redeemable  as a whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and
            (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points, plus, in each case, accrued interest on the principal amount thereof to the date of redemption. See CERTAIN TERMS OF THE DEBENTURES herein and DESCRIPTION OF DEBT SECURITIES in the accompanying Prospectus. The Debentures will be represented by a global security registered in the name of The Depository Trust Company (DTC) or its nominee. Book-entry interests in the global security will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
                  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                    EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
                       OR THE PROSPECTUS TO WHICH IT RELATES.
                        ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.
                                ________________

                   PRICE 99.956% AND ACCRUED INTEREST, IF ANY
                                ________________

                                           Underwriting
                            Price to       Discounts and       Proceeds to
                            Public (1)     Commissions(2)      Company(1)(3)
                         -------------     --------------      -------------
     Per Debenture.....      99.56%            .650%              99.306%
     Total.............  $299,868,000       $1,950,000         $297,918,000
            _________
            (1)   Plus accrued interest, if any, from August 18, 1997.
            (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
            (3) Before deduction of expenses payable by the Company, estimated at $465,000.

               The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about August 18, 1997 through the book-entry facilities of DTC, against payment therefor in immediately available funds.


            MORGAN STANLEY DEAN WITTER

                              LEHMAN BROTHERS

                                            SALOMON BROTHERS INC

            August 13, 1997.

             CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE
          PRICE  OF THE  DEBENTURES.   SPECIFICALLY,  THE UNDERWRITERS  MAY
          OVERALLOT  IN CONNECTION WITH THE  OFFERING, AND MAY  BID FOR AND
          PURCHASE, THE DEBENTURES IN THE OPEN MARKET.    FOR A DESCRIPTION
          OF THESE ACTIVITIES, SEE "UNDERWRITERS" HEREIN.

                                    --------------

                           CERTAIN TERMS OF THE DEBENTURES

             The following information concerning the 7.17% Debentures due August 1, 2007 (Debentures) supplements and should be read in
          conjunction  with  the  statements  under  DESCRIPTION   OF  DEBT
          SECURITIES in the accompanying Prospectus.

          General

             The Debentures will be issued as a new series of Debt Securities under an indenture, dated as of August 1, 1997 (Indenture), between the Company and The Bank of New York as trustee (Trustee).

          Maturity, Interest and Payment

             The Debentures will mature on August 1, 2007 and will bear interest from August 18, 1997, at the rate shown in their title, payable semi-annually (commencing February 1, 1998) on February 1
          and August  1.   Interest will  be paid to  the persons  in whose
          names the Debentures are registered at the close of business on the date preceding each semi-annual interest payment date, so long as the Debentures are held in book-entry form only, or otherwise on the 15th day of the calendar month next preceding each semi-annual interest payment date.

          Redemption

             The Debentures will be redeemable as a whole at any time or in part, from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in each case, accrued interest on the principal amount thereof to the date of redemption.

             "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

             "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the
          remaining  terms of  such  Debentures.   "Independent  Investment
          Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

             "Comparable  Treasury   Price"  means,  with   respect  to  any
          redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations actually obtained by the
          Trustee  for such  redemption date.   "Reference  Treasury Dealer
          Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

             "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Lehman Brothers, Inc. and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

             Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Debentures to be redeemed.

             Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

          Book-Entry Only - The Depository Trust Company.

             DTC will act as securities depositary for the Debentures. The Debentures will be issued only as fully-registered securities
          registered  in the name  of Cede &  Co. (DTC's nominee).   One or
          more fully-registered global Debenture certificates, representing the total aggregate number of Debentures, will be issued and will be deposited with DTC.

             DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York
          Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants
          (Participants)  deposit  with  DTC.   DTC  also  facilitates  the
          settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic
          computerized  book-entry  changes   in  Participants'   accounts,
          thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and
          dealers,  banks,  trust  companies,  clearing   corporations  and
          certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly (Indirect
          Participants).    The  rules  applicable to  DTC  and  its Direct
          Participants and Indirect Participants (together, Participants) are on file with the Securities and Exchange Commission.

             Purchases of Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures (Beneficial Owner) is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which
          the  Beneficial  Owners  purchased  Debentures.     Transfers  of
          ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of
          Beneficial   Owners.     Beneficial  Owners   will  not   receive
          certificates  representing  their   ownership  interests  in  the
          Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

             To  facilitate   subsequent  transfers,   all  the   Debentures
          deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no
          change  in beneficial  ownership.   DTC has  no knowledge  of the
          actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

             Conveyance  of  notices and  other  communications  by  DTC  to
          Direct  Participants,   by   Direct  Participants   to   Indirect
          Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

             Redemption notices shall be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

             Neither DTC  nor Cede  & Co. will  itself consent or  vote with
          respect to  Debentures.   Under its  usual procedures,  DTC would
          mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

             Principal and interest payments on  the Debentures will be made
          to  DTC.   DTC's  practice  is  to  credit  Direct  Participants'
          accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment
          date.   Payments by  Participants to  Beneficial  Owners will  be
          governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

             Except as  provided  herein,  a Beneficial  Owner will  not  be
          entitled   to   receive   physical   delivery    of   Debentures.
          Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures.

             DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Debenture certificates are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor
          depositary)  with respect  to  the Debentures.    In that  event,
          certificates for the Debentures will be printed and delivered.

             The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company
          believes  to  be   reliable,  but  the  Company   does  not  take
          responsibility for the accuracy thereof.

                            SUMMARY FINANCIAL INFORMATION
                         OF TEXAS UTILITIES ELECTRIC COMPANY
                (Thousands of Dollars, Except Ratios and Percentages)

             The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement and in
          the   accompanying   Prospectus,   including   the   Incorporated
          Documents.   In  the  opinion of  the  Company,  all  adjustments
          (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the twelve months ended June 30, 1997, have been made.


                                         TWELVE MONTHS ENDED
                            ---------------------------------------------
                                            DECEMBER 31,
                            ---------------------------------------------

                              1992        1993        1994        1995
                              ----        ----        ----        ----
      Income statement data:

        Operating
        Revenues . . . .  $4,906,695  $5,409,156  $5,613,175   $5,560,462

        Net Income (a)  .    821,123     476,526     658,192      452,631

        Ratio of Earnings
         to Fixed Charges
         (a)(b) . . . . .       2.48        2.00        2.45         2.02


                               TWELVE MONTHS ENDED
                            ---------------------------
                             DECEMBER 31,      JUNE 30,
                            -------------       1997

                                1996        (UNAUDITED)
                                ----        -----------

      Income statement data:

        Operating Revenues    $6,029,611    $5,939,503

        Net Income (a)  . .      862,695       808,039

        Ratio of Earnings
         to Fixed Charges
         (a)(b) . . . . . .         2.95          2.96



                                                         ADJUSTED(c)
                                                    -------------------
                                     OUTSTANDING
                                         AT
                                      JUNE 30,
                                        1997        AMOUNT      PERCENT
                                     ----------     ------      -------
           Capitalization
           (Unaudited):
             Long-term Debt  . . . . $6,040,031   $6,340,031       46.9


             Preferred Stock
              Not subject to
               mandatory redemption.    139,140      129,194
              Subject to mandatory
               redemption  . . . . .     20,593       20,593
                                     ----------   ----------
                 Total Preferred
                 Stock . . . . . . .    159,733      149,787        1.1
           Company Obligated
             Mandatorily Redeemable
             Preferred Securities of
             Subsidiary Trusts
             Holding Solely
             Debentures of the
             Company . . . . . . . .    874,865      874,865        6.5
           Common Stock Equity . . .  6,139,512    6,139,512       45.5
                                    -----------  -----------      -----
             Total Capitalization  .$13,214,141  $13,504,195      100.0%
                                    ===========  ===========      -----

          -----------------
          (a) The twelve-month period ended December 31, 1992 was affected by the discontinuation of the accrual of allowance for funds used during construction (AFUDC) and the commencement of depreciation on approximately $1.3 billion of investment in Unit 1 of the Comanche Peak nuclear generating station (Comanche Peak) and facilities which are common to Comanche Peak Units 1 and 2 incurred after the end of the June 30, 1989 test year and, therefore, not included in the Company's Docket 9300 rate case. Effective January 1992, the Company began recording base rate revenue for energy sold but not billed to achieve a better matching of revenues and expenses. The effect of this change in accounting increased net income for the twelve months ended December 31, 1992, by approximately $102 million, of which approximately $80 million represents the cumulative effect of the change in accounting at January 1, 1992. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including the Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $316 million. (See the 1996 10-K.)
          (b) The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.
          (c) To give effect to (1) the issuance and sale of the Debentures by the Company and (2) the repurchase of preferred stock by the Company since June 30, 1997. Adjusted amounts do not reflect any possible future sales from time to time by the Company of up to an additional $148,850,000 of debt securities and $25,000,000 of the Company's cumulative preferred stock, for which registration statements are effective pursuant to Rule 415 under the Securities Act of 1933, as amended.

                                     THE COMPANY

               The Company was incorporated under the laws of the State of Texas in 1982 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

               The Company is the principal subsidiary of Texas Energy Industries Inc. (TEI), which is a subsidiary of the newly formed holding company, Texas Utilities Company (Texas Utilities). The other electric utility subsidiaries of TEI are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 126,900, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Limited, which is engaged in the purchase, distribution, marketing and sale of electric energy to approximately 481,000 customers in the State of Victoria, Australia. TEI also has three other subsidiaries which perform specialized functions within the Texas Utilities Company system:
          Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by the Company; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for the generation of electric energy by the Company and Texas Utilities Services Inc. provides financial, accounting, information technology, environmental services, customer services, personnel, procurement and other administrative services at cost. In August 1997, Texas Utilities became the holding company for both TEI and ENSERCH Corporation (ENSERCH). Pursuant to the transaction, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of ENSERCH, and other businesses, excluding Enserch Exploration Inc., a subsidiary of ENSERCH, were acquired by Texas Utilities.

               The Company's service area covers the north central, eastern and western parts of Texas, with a population estimated at 5,890,000 -- about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

                                     UNDERWRITERS

                 Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Debentures set forth opposite their names below:

                                                        Principal Amount of
                         Underwriters                        Debentures
                         -----------                    ------------------
           Morgan Stanley & Co. Incorporated . . . . .     $100,000,000

           Lehman Brothers Inc.  . . . . . . . . . . .      100,000,000

           Salomon Brothers Inc  . . . . . . . . . . .      100,000,000
                                                           ------------
           Total . . . . . . . . . . . . . . . . . . .     $300,000,000

             The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters
          by  their  counsel   and  to  certain  other  conditions.     The
          Underwriters are committed to take and pay for all of the Debentures if any are taken.

             The Underwriters propose initially to offer part of the Debentures to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Debentures. The Underwriters may allow and such dealers may reallow a concession not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and selling terms may from time to time be varied by the Underwriters.

             The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933.

             The Company does not intend to apply for listing of the Debentures on a national securities exchange, and there is at present no trading market for the Debentures. The Company has been advised by the Underwriters that they each presently intend to make a market in the Debentures as permitted by applicable
          laws  and  regulations.    The Underwriters  are  not  obligated,
          however, to make a market in the Debentures and any such market-making may be discontinued at any time by any Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Debentures.

             In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain
          or otherwise affect  the price of the Debentures.   Specifically,
          the Underwriters may overallot in connection with the offering of the Debentures, creating a short position in the Debentures for
          their own accounts.   In addition, to cover overallotments  or to
          stabilize the  price of the Debentures, the  Underwriters may bid
          for, and purchase, the  Debentures in the open market.   Finally,
          in the offering of the Debentures, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the
          Debentures   in  the  offering  if  the  Underwriters  repurchase
          previously  distributed  Debentures  in  transactions   to  cover
          syndicate short positions, in stablilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

          PROSPECTUS


          $448,850,000


          TEXAS UTILITIES ELECTRIC COMPANY

          FIRST MORTGAGE BONDS

          DEBT SECURITIES


               Texas Utilities Electric Company (Company) intends to offer from time to time up to $448,850,000 in aggregate principal amount of (i) its First Mortgage Bonds (New Bonds), (ii) unsecured debt securities of the Company consisting of debentures, notes or other unsecured evidence of indebtedness (Debt Securities), or (iii) any combination of the foregoing, in one or more series at prices and on terms to be determined at the time of sale. New Bonds and Debt Securities are collectively referred to herein as "Securities."

               For each issue of Securities for which this Prospectus is being delivered (Offered Bonds or Offered Debt Securities, as the case may be, and, together, Offered Securities) there will be an accompanying Prospectus Supplement (Prospectus Supplement) that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, the initial public offering price, the principal amounts, if any, to be purchased by underwriters and any other special terms of the Offered Securities.

               The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more of a limited number of purchasers. If any agents of the Company or any underwriters are involved in the sales of the Offered Securities, the names of such agents or such underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. See PLAN OF DISTRIBUTION for possible indemnification arrangements for underwriters and agents.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is July 9, 1997.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act), are incorporated herein by reference:

               1. Annual Report on Form 10-K for the year ended December 31, 1996 (1996 10-K).

               2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

               3. Current Report on Form 8-K, dated March 31, 1997.

               All documents subsequently filed  by the Company pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

               Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: SECRETARY, TEXAS UTILITIES ELECTRIC COMPANY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201, TELEPHONE NUMBER (214) 812-4600.


                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company. Certain Depositary Shares representing fractional interests in shares of cumulative preferred stock of the Company are listed on the New York Stock Exchange, where reports and other information concerning the Company may be inspected.

               Securityholders of the Company may obtain, upon request, copies of an Annual Report on Form 10-K containing financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent auditors.

                                     THE COMPANY

                    The Company was incorporated under the laws of the State of Texas in 1982 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

                    The  Company  is  the  principal  subsidiary  of  Texas
          Utilities Company (Texas Utilities). The other electric utility subsidiaries of Texas Utilities are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 126,900, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Limited, which is engaged in the purchase, distribution, marketing and sale of electric energy to approximately 481,000 customers in the State of Victoria, Australia. Texas Utilities also has three other subsidiaries which perform specialized functions within the Texas Utilities Company system: Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by the Company; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for the generation of electric energy by the Company and Texas Utilities Services Inc. provides financial, accounting, information technology, environmental services, customer services, personnel, procurement and other administrative services at cost. In April 1996, Texas Utilities announced that it had entered into a merger agreement with ENSERCH Corporation (ENSERCH). Under the terms of the agreement, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of ENSERCH, and other businesses, excluding Enserch Exploration Inc., a subsidiary of ENSERCH, will be acquired by a new holding company, which will be named Texas Utilities Company and will own all of the common stock of ENSERCH and Texas Utilities. Consummation of the transaction is subject, among other matters, to the receipt of various regulatory authorizations, some of which have not yet been obtained.

                    The Company's service area covers the north central, eastern and western parts of Texas, with a population estimated at 5,890,000 -- about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas-Fort Worth International Airport and the Alliance Airport.


                                   USE OF PROCEEDS

               The Company is offering hereby a maximum of $448,850,000 aggregate principal amount of Securities. The net proceeds to be received by the Company from the sale of the Securities, together with funds from operations, are expected to be used for the redemption or repurchase of certain of its outstanding debt and preferred stock, and may also be used to meet expenditures for its construction program and for other corporate purposes, including the repayment of short-term borrowings incurred for similar purposes and outstanding at the time of any such sale.

          Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes.

               Reference is made to the Incorporated Documents with respect to the Company's estimated capital expenditures and its general financing plan and capabilities. Reference is also made to the Prospectus Supplement applicable to each series of Offered Securities.


                          RATIO OF EARNINGS TO FIXED CHARGES

               The ratio of earnings to fixed charges for each of the years ended December 31, 1992 through 1996 and the twelve months ended March 31, 1997 was 2.48, 2.00, 2.45, 2.02, 2.95 and 2.94,
          respectively. The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.


                               DESCRIPTION OF NEW BONDS

               General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of December 1, 1983, as supplemented, with The Bank of New York, Trustee (Mortgage Trustee), referred to herein as the "Mortgage." Whenever particular provisions or defined terms in the Mortgage are referred to under this DESCRIPTION OF NEW BONDS, such provisions or defined terms are incorporated by reference herein.

               As herein summarized, bonds now or hereafter issued under the Mortgage (Bonds) are, or will be, secured by a first mortgage Lien on certain property of the Company. Bonds issued under the Mortgage are equally secured and pari passu.

               The Mortgage is an exhibit to the Registration Statement. The statements herein concerning the Mortgage, the New Bonds and the Bonds are merely an outline and do not purport to be complete. Such statements include terms defined in the Mortgage and are qualified in their entirety by reference to the Mortgage.

               The New Bonds will be issuable in the form of fully registered bonds in denominations of $1,000 and any multiple thereof, unless otherwise specified in the Prospectus Supplement. The New Bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

               Maturity and Interest Payments. Reference is made to the Prospectus Supplement for the date or dates on which the Offered Bonds will mature; the rate or rates per annum at which the Offered Bonds will bear interest; and the times at which such interest will be payable.

               Redemption, Repayment or Purchase of New Bonds. The New Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage.

               Reference is made to the Prospectus Supplement for the redemption terms, if any, and other specific terms of the Offered Bonds.

               If,  at  the  time  notice  of  redemption  is   given,  the
          redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

               While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking fund under the Mortgage.

               Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the purchase or redemption of Bonds of any series. (Mortgage, Arts. XII and XIII.)

               In addition to or in lieu of any terms of redemption, the Company may grant holders of a particular series of New Bonds the right to tender their bonds prior to maturity to the Company for repayment at stated prices and at stated times. Reference is made to the Prospectus Supplement for the terms of any such right to tender New Bonds.

               Security and Priority. The Bonds issued under the Mortgage will be secured by a first mortgage Lien of the Mortgage. Substantially all of the Company's property is subject to the Lien of the Mortgage.

               The   Lien  of   the   Mortgage  is   subject  to   Excepted
          Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

               There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; and gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system.

               The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation, merger or sale of substantially all of the Company's assets. (Mortgage, Sec. 18.03.) In addition, after-acquired property may be subject to purchase money mortgages and other liens or defects in title.

               The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Mortgage, Sec. 19.09.)

               Issuance of Additional Bonds. The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of: (1) 70% of qualified Property Additions after adjustments to offset retirements; (2) retirement of Bonds or certain prior lien bonds; and/or (3) deposits of cash. With certain exceptions in the case of (2) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company (before income taxes) being, for 12 out of the preceding 15 months, equal to at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the additional issue and all other indebtedness of prior rank. In general, interest on variable interest bonds, if any, is calculated using the average rate in effect during such 12 month period.

               Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

               Unfunded net Property Additions, at cost, of approximately $6,838,000,000 were available under the Mortgage as of April 30, 1997. Up to approximately $4,787,000,000 aggregate principal amount of Bonds could be issued based on such Property Additions. In addition, approximately $1,738,000,000 aggregate principal amount of Bonds could be issued on the basis of Bonds that have been retired, subject, where applicable, to the earnings test and other requirements of the Mortgage.

               The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. (Mortgage, Secs. 1.04 to 1.07 and 3.01 to 7.01.)

               Release and Substitution of Property. Property subject to the Lien of the Mortgage may be released upon the basis of: (1) the deposit of cash or, to a limited extent, purchase money mortgages, (2) Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions, and/or (3) waiver of the right to issue Bonds. Cash may be withdrawn upon the bases stated in (2) and (3) above. When property released is not funded property, Property Additions used to effect the release may be available as credits under the Mortgage. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Mortgage, Secs. 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09.)

               Dividend Restrictions. The Mortgage provides that the Company may declare or pay dividends (other than dividends payable solely in shares of its common stock) on any shares of its common stock only out of the unreserved and unrestricted retained earnings of the Company and will not make any such declaration or payment when the Company is insolvent, or when the payment thereof would render the Company insolvent. (Mortgage, Sec. 9.07.) The amount restricted is subject to being increased or decreased on the basis of various factors, and any restricted retained earnings can be otherwise used by the Company. Reference is made to the Incorporated Documents for information relating to other restrictions.

               Special Provisions for Retirement of Bonds. If mortgaged property is condemned or sold (other than in a project to be jointly owned by the Company and others) to any governmental authority resulting in the receipt of $50,000,000 or more as proceeds, the Company (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. (Mortgage, Sec. 9.14.)

               Modifications.   The  rights of  bondholders may  be modified
          with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the Bonds adversely affected and (unless Bonds issued prior to 1989 are retired or the holders thereof otherwise consent) of the holders of a majority of all Bonds. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without such holder's consent. (Mortgage, Art. XXI.)

               Defaults and Notice Thereof. Defaults are defined in the Mortgage as: default in payment of principal; default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds; default in payment of principal or interest with respect to certain prior lien bonds; certain events in bankruptcy, insolvency or reorganization; and default in other covenants for 90 days after notice. (Mortgage, Sec. 15.01.) The Mortgage Trustee may withhold notice of default (except in the case of a default in the payment of principal, interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds) if it determines that it is in the best interest of the bondholders. (Mortgage, Sec. 15.02.)

               The Mortgage Trustee or the holders of 25 % of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Mortgage, Sec. 15.03.) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25 % of the Bonds have requested the Mortgage Trustee to act and have offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Mortgage, Sec. 15.16.) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Mortgage, Sec. 15.07.) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Mortgage, Sec. 19.08.)

               Evidence to be Furnished to the Mortgage Trustee. Compliance with Mortgage provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Mortgage Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the Mortgage throughout the preceding calendar year.


                            DESCRIPTION OF DEBT SECURITIES

               The Debt Securities will be issued in one or more series under an Indenture or Indentures (each an Indenture) between the Company and The Bank of New York or other financial institutions to be named, as Trustee (each an Indenture Trustee), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the terms of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to (i) the Indenture and
          (ii) one or more officer's certificates establishing the Debt Securities to which a form of Debt Security is attached. Whenever particular provisions or defined terms in the Indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, such provisions or defined terms are incorporated by reference herein.

               General. The Indenture provides for the issuance of debentures, notes or other unsecured evidence of indebtedness by the Company (each a Debt Security) in an unlimited amount from time to time. All Debt Securities will be unsecured obligations of the Company. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture. The Indenture does not limit other unsecured debt. The Company's financial statements included in the Incorporated Documents show the amount of such other debt and of the Company's First Mortgage Bonds Outstanding at the date of such statements. See the Prospectus Supplement applicable to each series of Offered Debt Securities.

               The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt
          Securities: (1) the title of the Debt Securities; (2) any limit upon the aggregate principal amount of the Debt Securities; (3) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (4) the rate or rates, if any, or the method by which such rate will be determined, at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any interest payable on any Interest Payment Date and the Person or Persons to whom interest on such Debt Securities will be payable on any Interest Payment Date, if other than the Persons in whose names such Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) the place or places where, subject to the terms of the Indenture as described below under Payment and Paying Agents, the principal of and premium, if any, and interest on the Debt Securities will be payable and where, subject to the terms of the Indenture as described below under Registration and Transfer, the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be served; the Security Registrar for such Debt Securities; and, if such is the case, that the principal of such Debt Securities will be payable without presentment or surrender thereof; (6) the period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or obligations, if any, of the Company to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (8) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) the currency or currencies, including composite currencies in which the principal of or any premium or interest on the Debt Securities will be payable (if other than in Dollars); (10) if the principal of or any premium or interest on the Debt Securities is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than that in which the Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (11) if the principal of or premium or interest on the Debt Securities is to be payable, or is to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method or other means by which such amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (12) if the amount payable in respect of principal of or any premium or interest on the Debt Securities may be determined with reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which such amounts will be determined; (13) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) any Events of Default, in addition to those specified in the Indenture, with respect to the Debt Securities and any covenants of the Company for the benefit of the Holders of the Debt Securities, in addition to those specified in the Indenture; (15) the terms, if any, pursuant to which the Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (16) the obligations or instruments, if any, which will be considered to be Eligible Obligations in respect of such Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Debt Securities after the satisfaction and discharge thereof; (17) if the Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Debt Securities; (18) if the Debt Securities are to be issuable as bearer securities any and all matters incidental thereto; (19) to the extent not addressed in item (17) above, any limitations on the rights of the Holders of the Debt Securities to transfer or exchange the Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of the Debt Securities, the amount or terms thereof;
          (20) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Debt Securities; and (21) any other terms of the Debt Securities, not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

               Debt Securities may be sold at a discount below their principal amount. Certain special United States federal income tax considerations, if any, applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States Federal income tax or other considerations, if any, applicable to any Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

               Except as may otherwise be described in the applicable Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

               Payment and Paying Agents. Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the Person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter a Maturity) will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Indenture Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment on such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Indenture Trustee deems such manner of payment practicable (Indenture, Section 307).

               Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest on, the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture, Section 602).

               Registration  and Transfer.   Unless otherwise  specified in
          the applicable Prospectus Supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged  for other  Debt  Securities  of  the  same  series  or tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part (Indenture, Section
          305).

               Defeasance. The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there shall have been irrevocably deposited with the Indenture Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Debt Securities, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of
          (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are Outstanding. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

               Consolidation, Merger, and Sale of Assets. Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless
          (i) the corporation formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company shall have delivered to the Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Indenture, Section 1101). The terms of the Indenture do not restrict the Company in a merger in which the Company is the surviving entity.

               Events of Default.  Each of the following will constitute an
          Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 90 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under the Indenture as provided in the Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable Federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Indenture, Section 801).

               An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

               Remedies. If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Indenture Trustee or the Holders of 33% in principal amount of the outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately. If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all Outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Indenture Trustee or the Holders of not less than 33% in principal amount of all Outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series may make such declaration of acceleration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of the Company.

               At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

               (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

                    (1) all overdue interest on all Debt Securities of such series;

                    (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

                    (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

                    (4) all amounts due to the Indenture Trustee under the Indenture; and

               (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Indenture, Section 802).

               Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture (Indenture, Section 812).

               No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Indenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) the Indenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

               The  Company will  be required to  furnish to  the Indenture
          Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Indenture, Section
          606).

               Modification and Waiver.  Without the consent of any  Holder of Debt Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Debt Securities of one or more specified series, or one or more specified Tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the Holders of Debt Securities of such series or Tranche has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under the Indenture; or
          (e) to provide collateral security for all but not part of the Debt Securities; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities shall be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or
          (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect (Indenture, Section 1201).

               The Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture (Indenture, Section 607). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

               Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

               Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected,  considered  as  one  class,  shall  be  required;  and provided, further, that if the Debt Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Security of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series or Tranche, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche (Indenture, Section 1202).

               The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be Outstanding.

               If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

               Resignation of Indenture Trustee.  The Indenture Trustee may
          resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of all series of Debt Securities then Outstanding delivered to the Indenture Trustee and the Company. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to an Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture (Indenture, Section 910).

               Notices.   Notices  to Holders  of  Debt Securities  will be
          given by mail to the addresses of such Holders as they may appear in the security register therefor.

               Title. The Company, the Indenture Trustee, and any agent of the Company or the Indenture Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

               Governing Law.   The Indenture and the  Debt Securities will
          be governed by, and construed in accordance with, the laws of the State of New York.

               Regarding the Indenture Trustee. The Indenture Trustee under the Indenture is The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York acts as trustee under the Company's Mortgage and Deed of Trust with respect to substantially all of the properties of the Company, which secures the Company's First Mortgage Bonds. The Company also maintains various banking and trust relationships with The Bank of New York.


                                 EXPERTS AND LEGALITY

               The consolidated financial statements included in the latest Annual Report of the Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of the Company on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon authority of that firm as experts in accounting and auditing.

               With respect to any unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in the Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of their reports on such unaudited condensed consolidated interim financial information because such reports were not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

               The statements made  in the Company's  1996 Form 10-K  under
          Part I, Item 1--Business-Regulation and Rates and Environmental Matters, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth or incorporated by reference herein in reliance upon the opinion of that firm given upon their authority as experts. At May 31, 1997, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 46,200 shares of the common stock of Texas Utilities.

               The legality of the Offered Securities will be passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, New York, New York, of counsel to the Company, and for any underwriters or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation, franchises, licenses and permits, the Lien of the Mortgage on property located in Texas and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P.


                                 PLAN OF DISTRIBUTION

               The  Company may sell the  Securities in any  of three ways:
          (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

               If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

               Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the 1933 Act arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this Prospectus, a Prospectus Supplement or the Incorporated Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. See the applicable Prospectus Supplement.

               NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.